FOR IMMEDIATE RELEASE           CCB Contact:   Jenny R. Kobin (919)683-7646
April 14, 1999                  SSM Contact:   J. Charles Dunn (336)751-5936


                    CCB FINANCIAL CORPORATION
                 TO ACQUIRE STONE STREET BANCORP

Durham, N.C. -- CCB Financial Corporation (NYSE: CCB) announced today that it has signed a definitive agreement to acquire Stone Street Bancorp, Inc. (AMEX: SSM), which is headquartered in Mocksville, North Carolina. Stone Street Bancorp operates two branches in Davie County, which is adjacent to Winston-Salem, North Carolina, and had $127 million in assets, $103 million in loans and $73 million in deposits, as of December 31, 1998.

The transaction is valued at approximately $35 million and will be accounted for as a purchase. Each Stone Street Bancorp shareholder will receive $21.37 per share, provided CCB's stock trades between $44.52 and $60.24 during the pricing period. Stone Street Bancorp shareholders can elect to receive either cash or CCB stock as consideration; however, at least 80% of the total consideration must be paid in CCB stock. The acquisition, which is expected to close in the third quarter of 1999, is subject to approval by regulators and Stone Street Bancorp shareholders.

"This combination results in a strong community institution with the dominant market share in the attractive I-40 corridor southwest of Winston-Salem," said Ernest C. Roessler, CCB's chairman, president and chief executive officer. "Stone Street has delivered outstanding personal service to its customers in Davie County for seventy-eight years. CCB also has a long history of providing quality service and will offer new products, such as trust, investment and insurance services, previously unavailable to Stone Street customers."
"We believe teaming with CCB will be a very positive move for our customers, shareholders and employees," said J. Charles Dunn, Stone Street Bancorp's president and chief executive officer. "CCB is a well-managed bank with a reputation for being community-
centered  and  providing  customers  with  quality  service   and
products."  Mr. Dunn will become CCB's Mocksville City Executive.

The transaction represents a price to year-end 1998 book value ratio of 1.23x and a price to estimated 1999 earnings per share of 20.1x. Upon closing, Stone Street Bank & Trust, the savings bank subsidiary of Stone Street Bancorp, will be integrated into Central Carolina Bank, CCB Financial Corporation's North Carolina banking subsidiary. CCB expects to realize $1.2 million in annual pre-tax cost savings from the consolidation. As a result, the acquisition will be immediately accretive to CCB's earnings per share.

CCB Financial Corporation offers a complete line of traditional banking services, as well as a full array of financial products, such as investments, insurance and trust services. Its two principal banking subsidiaries, Central Carolina Bank and Trust Company in North Carolina and American Federal Bank, FSB in South Carolina, serve customers through 201 offices, including eighteen open seven days a week in Harris Teeter stores, 215 ATMs, its
Telebanking Center, and on-line banking for both retail and commercial accounts. The Trust and Investment Management division currently has 14 offices in the Carolinas, Virginia and Florida, with trust assets exceeding $4 billion. As of December 31, 1998, CCB Financial Corporation had total assets of $7.7 billion.

This news release contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) with respect to the anticipated financial condition, results of operations and business of CCB Financial Corporation after its merger with Stone Street Bancorp, including statements relating to cost savings and enhanced revenue and accretion to reported earnings that may be realized from the merger. These forward-looking statements are based on estimates, beliefs and assumptions made by management and are not guarantees of the impact of the merger upon CCB or CCB's future performance.
                              ####